JPMorgan Chase Financial Company LLC

Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-270004 and 333-270004-01

Dated February 22, 2024

13-Month RTY/NDX Outperformance Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus and the “Risk Considerations” on the following page, prior to making an investment decision.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”)
Guarantor:	JPMorgan Chase & Co.
Underlying indices:	Russell 2000® Index (Bloomberg ticker: RTY Index) (the “RTY Index”) and Nasdaq-100 Index® (Bloomberg ticker: NDX Index) (the “NDX Index”)
Payment at maturity:

If the RTY return is greater than or equal to the NDX return, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 + upside payment

If the RTY return is less than the NDX return, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 × (1 + outperformance return)

This amount will be less than the stated principal amount of $1,000 and will represent a loss of some or all of your principal amount.

Upside payment:	At least $162.00 per security (at least 16.20% of the stated principal amount)
RTY return:	The index return of the RTY Index
NDX return:	The index return of the NDX Index
Index return:	With respect to each underlying index, (final index value – initial index value) / initial index value
Outperformance return:	RTY return – NDX return, provided that the outperformance return will not be less than -100%. The outperformance return will be a positive percentage if the RTY Index outperforms the NDX Index and a negative percentage if the RTY Index underperforms the NDX Index.
Initial index value:	With respect to each underlying index, its closing level on the pricing date
Final index value:	With respect to each underlying index, its closing level on the valuation date
Stated principal amount:	$1,000 per $1,000 stated principal amount security
Issue price:	$1,000 per $1,000 stated principal amount security
Pricing date:	Expected to be February 23, 2024
Original issue date (settlement date):	3 business days after the pricing date
Valuation date†:	March 24, 2025
Maturity date†:	March 27, 2025
CUSIP / ISIN:	48134WC70 / US48134WC704
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/ 19617/000121390024016122/ea170524_424b2.htm

†Subject to postponement

The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $930.00 per $1,000 stated principal amount security. For information about the estimated value of the securities, which likely will be lower than the price you paid for the securities, please see the hyperlink above.

Any payment on the securities is subject to the credit risk of JPMorgan Financial as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

Outperformance Jump Securities Payoff Diagram*

*The actual upside payment will be provided in the pricing supplement and will not be less than $162.00 per security.

Outperformance Return	Return on the Securities*
50.00%	16.20%
40.00%	16.20%
30.00%	16.20%
20.00%	16.20%
10.00%	16.20%
5.00%	16.20%
1.00%	16.20%
0.00%	16.20%
-0.01%	-0.01%
-10.00%	-10.00%
-20.00%	-20.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%
*Assumes an upside payment of 16.20% of the stated principal amount

JPMorgan Chase Financial Company LLC

13-Month RTY/NDX Outperformance Jump Securities

Underlying Index

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks identified below are not exhaustive. Please see “Risk Factors” in the accompanying prospectus supplement, product supplement and preliminary pricing supplement for additional information.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss.
▪	Appreciation potential is fixed and limited.
▪	Your ability to receive the upside payment may terminate on the valuation date.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities.
▪	The return on the securities is based on relative performance.
▪	Changes in the level of the RTY Index may be offset or negated entirely by changes in the level of the NDX Index.
▪	You are exposed to the price risk of each underlying index.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.
▪	Secondary trading may be limited.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates.
▪	The estimated value of the securities is derived by reference to an internal funding rate.
▪	The value of the securities as published by J.P. Morgan Securities LLC (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities.
▪	Secondary market prices of the securities will be impacted by many economic and market factors.

Risks Relating to the Underlying Index

▪	Investing in the securities is not equivalent to investing, or taking a short position, in either underlying index.
▪	Adjustments to either underlying index could adversely affect the value of the securities.
▪	An investment in the securities is subject to risks associated with small capitalization stocks with respect to the RTY Index.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies with respect to the NDX Index.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under “Additional Information about the Securities — Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.